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                                                                    Exhibit 10.2


                          TAX DISAFFILIATION AGREEMENT

                  TAX DISAFFILIATION AGREEMENT (this "Agreement"), dated as of January 1, 2002, by and between Barnes & Noble, Inc., a Delaware corporation ("B&N"), and GameStop Corp., a Delaware corporation and an indirect, wholly owned subsidiary of B&N ("GameStop").

                                    RECITALS

                  WHEREAS, B&N is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and GameStop is a member of such group.

                  WHEREAS, the members of such affiliated group have heretofore joined in filing consolidated federal Income Tax Returns.

                  WHEREAS, the board of directors of B&N has determined that it is in the best interests of B&N and its stockholders to offer shares of Class A common stock, par value $0.001 per share, of GameStop for sale to the public pursuant to an initial public offering ("IPO").

                  WHEREAS, B&N and GameStop desire on behalf of themselves and their successors to set forth their rights and obligations with respect to Taxes due for periods before and after the IPO.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. For the purposes of this Agreement, the following terms have the following meanings:

                  "B&N" shall have the meaning set forth in the above preamble.

                  "B&N Group" means B&N and all corporations which from time to time join with B&N in filing a consolidated federal Income Tax Return with B&N as the common parent of that group, excluding the corporations that are members of the GameStop Group.

                  "Business Day" means any day other than a Saturday, Sunday, or other day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

                  "Carryforward Federal Tax Attribute" means a deductible or creditable consolidated United States federal tax attribute, including (i) a consolidated net operating loss, a consolidated net capital loss, a consolidated unused investment credit, a consolidated unused foreign tax credit, a consolidated excess charitable contribution (see Section 1.1502-79 of the Regulations), or a consolidated alternative minimum tax net operating loss and
(ii) the
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consolidated minimum tax credit, credit for producing fuel from a nonconventional source, low- income housing credit or other consolidated general business credits, that can be carried forward from one tax period to subsequent tax periods.

                  "Carryforward State and Local Tax Attribute" means a deductible or creditable state or local tax attribute.

                  "Carryforward Tax Attribute" means all Carryforward Federal Tax Attributes and all Carryforward State and Local Tax Attributes.

                  "Code" shall have the meaning set forth in the above recitals.

                  "Consolidated Federal Tax Period" means any tax period ending before, with, or which includes the IPO Date during which both (i) one or more members of the GameStop Group, and (ii) one or members of the B&N Group are required to file a consolidated federal Income Tax Return.

                  "Consolidated State and Local Tax Period" means any tax period ending before, with, or which includes the IPO Date during which both (i) one or more members of the GameStop Group, and (ii) one or members of the B&N Group are required to file a consolidated or combined state or local Tax Return.

                  "Final Determination" shall mean with respect to any federal, state, local or foreign issue (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (ii) a closing agreement entered into under Section 7121 of the Code or any other binding settlement agreement (whether or not with the Internal Revenue Service) entered into in connection with or in contemplation of an administrative judicial proceeding, or (iii) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

                  "GameStop" shall have the meaning set forth in the preamble.

                  "GameStop Group" means GameStop, GameStop, Inc., GameStop.com, Inc., Sunrise Publications, Inc. and Babbage's Etc. LLC .

                  "Income Tax" means any United States federal, state, local or foreign tax, charge, fee, levy or other assessment which is determined with reference to (i) net income or profits (including capital gains, gross receipts, value added or minimum tax, but not including sales or use tax), or (ii) multiple bases, including corporate franchise, gross receipts, net worth, privilege, doing business or occupation taxes, if one of the bases is listed in clause (i).


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                  "Income Tax Return" means any return, report, filing,
statement, declaration or other document required to be filed with a taxing authority in respect of any Income Tax.

                  "IPO Date" means the last date that GameStop is included in the B&N Group's consolidated federal Income Tax Return.

                  "Proceeding" means any audit or other examination, protest, appeals or other administrative or judicial proceeding relating to liability for or refunds or adjustments with respect to Taxes for any tax period.

                  "Regulations" means the regulations promulgated under the Code, in effect from time to time.

                  "Separate Federal Tax Period" means (i) any tax period of any member of the GameStop Group with respect to a federal Tax which is not included in a Consolidated Federal Tax Period, and (ii) any tax period of any member of the B&N Group with respect to a federal Tax in which no member of the GameStop Group is included.

                  "Separate State and Local Tax Period" means (i) any tax period of any member of the GameStop Group with respect to a state or local Tax which is not included in a Consolidated State or Local Tax Period, or (ii) any tax period of any member of the B&N Group with respect to a state or local Tax in which no member of the GameStop Group is included.

                  "Tax" or "Taxes" means all taxes, charges, fees, levies, imposts, duties and other assessments, including income, gross receipts, excise, personal property, real property, sales, ad valorem, value-added, withholding, social security, occupation, use, service, service use, leasing, leasing use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local, or foreign governmental authority, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include (i) any interest, fines, penalties and additional amounts attributable to, imposed on, or with respect to, any such taxes, charges, fees, levies, imposts, duties or other assessments, and interest thereon, and (ii) any duty to reimburse another party for indemnified Taxes or refunds or credit of Taxes.

                  "Tax Return" shall mean any return, information return, form, report, filing, statement, declaration, extension or other document required to be filed with a taxing authority (or its agent) in respect of any Tax or Taxes.


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Section 2.        Tax Returns and Tax Payments.

                  2.1      Obligation to Prepare and File Tax Returns.

                           (a)      Consolidated or Combined Tax Returns

                                    (i)      B&N's Obligation to Prepare and
File Tax Returns. B&N will prepare and file (x) the B&N Group's consolidated federal Income Tax Returns for the Consolidated Federal Tax Periods (including the Consolidated Federal Tax Period that includes the IPO Date), and (y) the B&N Group's consolidated or combined state or local Tax Returns for the Consolidated State and Local Tax Periods (including the Consolidated State and Local Tax Period that includes the IPO Date). B&N shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in this Section 2.1(a)(i) to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any item of income, gain, loss, deduction, credit or other attribute (a "Tax Item") shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made by B&N and any member of the B&N Group, GameStop and any member of the GameStop Group on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against liability for Tax, and (7) whether to retain outside firms to prepare or review such Tax Return.

                                    (ii)     GameStop's Obligation to Provide
Information. For each Consolidated Federal Tax Period and each Consolidated State and Local Tax Period, GameStop shall provide B&N with documents and other information consistent with past practice, including work papers and schedules, state apportionment schedules, fixed asset ledgers, detailed general ledgers, schedule M analysis and journal entries, in order for B&N to prepare the applicable Tax Returns for such periods, in each case, on or before the date which is 45 days prior to the due date of such Tax Return.

                           (b)      GameStop and B&N Separate Returns.

                                    (i)      Separate State and Local Returns
and Foreign Returns. GameStop shall prepare and timely file Tax Returns, and pay directly to the taxing authority its separate Tax liabilities for any tax jurisdiction in which GameStop (or any member of the GameStop Group) is required to file (or does file) a separate state or local Tax Return for any Separate State and Local Tax Period or a foreign Tax Return.

                                    (ii)     Separate Return Tax Periods. B&N
and GameStop shall each prepare and timely file Tax Returns, and pay their own Tax liabilities directly with the taxing authorities for all Separate Federal Tax Periods.


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                                    (iii)    Separate Tax Return Adjustments.
Each of B&N and GameStop will control the conduct of Proceedings and the filing of amended Tax Returns related to their respective Tax liabilities for Separate Federal Tax Periods and Separate State and Local Tax Periods, and will pay the Tax liability, if any, directly to the relevant taxing authority and retain any refunds related thereto.

                  2.2      Payment of Taxes to Taxing Authorities.

                           (a)      B&N Federal Income Taxes. B&N shall pay (or
cause to be paid) all federal Income Taxes (and shall retain all refunds) with respect to (i) the B&N Group's federal Income Tax Returns for the Consolidated Federal Tax Periods, and (ii) federal Income Tax Returns for Separate Federal Tax Periods for members of the B&N Group.

                           (b)      GameStop Federal Income Taxes. GameStop
shall pay (or cause to be paid) all federal Income Taxes (and shall retain all refunds) with respect to federal Income Tax Returns for Separate Federal Tax Periods for members of the GameStop Group.

                           (c)      B&N State and Local Taxes. B&N shall pay (or
cause to be paid) to the appropriate tax authorities all Taxes (and shall retain all refunds) with respect to any (i) consolidated or combined state or local Tax Returns for Consolidated State and Local Tax Periods, and (ii) separate state or local Tax Returns for Separate State and Local Tax Periods for members of the B&N Group.

                           (d)      GameStop State and Local Taxes. GameStop
shall pay (or cause to be paid) to the appropriate tax authorities all Taxes (and shall retain all refunds) with respect to any separate state or local Tax Return for Separate State and Local Tax Periods for members of the GameStop Group.

                  2.3 Recomputation and Adjustment of Taxes; Amended Returns. For any federal Income Tax Returns and any consolidated or combined state or local Tax Returns for Consolidated Federal Tax Periods and Consolidated State and Local Tax Periods, in the event of a redetermination of any Tax Item of any member of the B&N Group or GameStop Group as a result of a Final Determination, the filing of a Tax refund claim or the filing of an amended Tax Return pursuant to which Taxes are paid to a tax authority or a refund of Taxes is received from a tax authority, B&N shall prepare any revised Tax Returns, as appropriate, to reflect the redetermination of such Tax Item as a result of such Final Determination, filing of a Tax refund claim or filing of an amended Tax Return. Without the prior written consent of B&N (which consent may be withheld in its sole discretion), GameStop (and each member of the GameStop Group) shall not amend any Tax Return for any Consolidated Federal Tax Periods and Consolidated State and Local Tax Periods.


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                  2.4      Accrual of Tax Liabilities.

                  (a) Estimated Accruals. Prior to the IPO Date, GameStop shall furnish to B&N a written estimate of the following Tax liabilities (the "Estimated Accruals"): (1) the aggregate federal income tax liability (without regard to payments of estimated tax) for all members of the GameStop Group for the period November 4, 2001 through and including the IPO Date, calculated as if the GameStop Group (without any members of the B&N Group) filed a separate federal consolidated return and taxing all consolidated net taxable income (or loss) at 35%; (2) the aggregate state and local income tax liability (without regard to payments of estimated tax) for all members of the GameStop Group for the period November 4, 2001 through and including the IPO Date, calculated for all states (and localities) in which they file separate Tax Returns or would have been included in consolidated or combined state or local Tax Returns with any member of the B&N Group had the IPO not occurred, and computing the Tax liability using the maximum corporate rate of tax in those jurisdictions.

                           (b)      Intercompany Adjustment. The aggregate of
the Estimated Accruals provided pursuant to Section 2.4(a) above shall be combined and any net positive accrual shall be treated as an intercompany payable of GameStop to B&N just prior to the IPO Date and any net negative accrual shall be treated as an intercompany receivable of GameStop from B&N just prior to the IPO Date.

                           (c)      Subsequent Adjustments. Within three months
following the filing of all federal, state and local Tax Returns covering the periods described in Section 2.4(a) above, representatives of B&N shall have the right to recalculate the Estimated Accruals provided pursuant to Section 2.4(a) above taking into account the actual income and expense items included on such Tax Returns, but recalculated as if there were a closing of the books and records for each member of the GameStop Group at the close of the IPO Date (the "Recalculated Accruals"). If the Recalculated Accruals exceed (or are less than) the Estimated Accruals, then GameStop shall pay to B&N in cash within ten days of the determination the entire excess amount (or B&N shall pay to GameStop in cash within ten days of the determination the entire shortfall amount). Any disputes or disagreements concerning the Estimated Accruals or the Recalculated Accruals shall be resolved pursuant to the provisions of Section 6.1 hereof.

                  2.5      Indemnification.

                           (a)      Failure to Pay. B&N and each member of the
B&N Group shall jointly and severally indemnify GameStop and each member of the GameStop Group and their respective directors, officers and employees, and hold them harmless from and against any Tax or loss that is attributable to, or results from the failure of B&N to make any payment required to be made under this Agreement. GameStop and each member of the GameStop Group shall jointly and severally indemnify B&N and each member of the B&N Group and their respective directors, officers and employees, and hold them harmless from and against any Tax or loss that


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is attributable to, or results from, the failure of GameStop or any member of the GameStop Group to make any payment required to be made under this Agreement.

                           (b)      Inaccurate or Incomplete Information. B&N
and each member of the B&N Group shall jointly and severally indemnify GameStop, each member of the GameStop Group and their respective directors, officers and employees, and hold them harmless from and against any Tax or loss attributable to the negligence of B&N or any B&N Affiliate in supplying GameStop or any member of the GameStop Group with inaccurate or incomplete information, in connection with the preparation of any Tax Return or the conduct of any Proceeding. GameStop and each member of the GameStop Group shall jointly and severally indemnify B&N, each member of the B&N Group and their respective directors, officers and employees, and hold them harmless from and against any Tax or loss attributable to the negligence of GameStop or any member of the GameStop Group in supplying B&N or any member of the B&N Group with inaccurate or incomplete information, in connection with the preparation of any Tax Return or the conduct of any Proceeding.

                  2.6 Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within fifteen (15) Business Days after demand for payment is made (the "Payment Period") shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment (the "Interest Accrual Period") at a per annum rate equal to the long-term applicable federal rate ("AFR") in effect on the last day of such Payment Period, plus 200 basis points. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

Section 3.  Carryforward Tax Attributes.

                  3.1 Separate Return Tax Period Carryforward Tax Attributes. The Carryforward Tax Attributes available to the GameStop Group for Tax Returns covering periods after the IPO Date will be determined as described below:

                           (a)      Federal Tax Attributes. Unless the final or
temporary Regulations expressly require an allocation of particular items of the B&N Group's Carryforward Federal Tax Attributes from the last Consolidated Federal Tax Period to the GameStop Group's Separate Federal Tax Periods, no Carryforward Federal Tax Attributes will be allocated to GameStop. B&N will allocate to the GameStop Group only that portion, if any, of particular Carryforward Federal Tax Attribute items as the final or temporary Regulations expressly require to be so allocated.

                           (b)      State or Local Tax Attributes. Carryforward
State and Local Tax Attributes from Separate State and Local Tax Periods of members of the GameStop Group shall be allocated to such members of the GameStop Group. All other tax attributes arising from state


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or local Tax Returns shall be allocated to B&N or any member of the B&N Group, unless under the provisions of applicable state law or state regulations such tax attributes are expressly required to be allocated to GameStop.

                  3.2 Calculation of Carryforward Tax Attributes. Calculation of the portion of any Carryforward Tax Attribute and foreign tax attributes available to GameStop or to any member of the GameStop Group shall be made by B&N in accordance with this Section 3. Such calculation will be provided to GameStop as soon as practicable. B&N shall also advise GameStop of any adjustments to such calculations as a result of a tax audit, a Final Determination, or otherwise. GameStop shall have a right to review B&N's calculations made pursuant to this Section 3.2.

                  3.3 Tax Attributes to be Claimed for Separate Return Tax Periods. GameStop shall prepare and file all of its Tax Returns for all Separate Federal Tax Periods and all Separate State and Local Tax Periods taking into account the amount of any Carryforward Tax Attributes provided to GameStop by B&N pursuant to this Section 3, or such tax attributes as finally determined.

                  3.4 Carryback Items from Separate Return Tax Periods. With respect to carrybacks by GameStop of net operating losses, net capital losses, unused tax credits and other deductible or creditable tax attributes to a Consolidated Federal Tax Period from a Separate Federal Return Period (or to a Consolidated State and Local Tax Period from a Separate State and Local Tax Period) which would be permitted under the Code and the Regulations (or state law or state regulations), taking into consideration the separate return limitation year rules, whenever permitted to do so by the Code, the Regulations, state law or state regulations, GameStop shall elect to relinquish any carryback period which would include any Consolidated Federal Tax Period or Consolidated State and Local Tax Period. In cases where GameStop cannot relinquish the carryback period, or if the parties otherwise agree, B&N shall cooperate with GameStop in seeking tax refunds from the appropriate taxing authority, at GameStop's expense, and GameStop shall be entitled to such refund, including interest paid by the taxing authority in connection with such refund; provided, however, that GameStop shall indemnify and hold B&N harmless from and against any and all collateral tax consequences resulting from or caused by the carryback of tax attributes by GameStop from a Separate Federal (or State and Local) Return Tax Period to a Consolidated Federal (or State and Local) Tax Period, including tax attributes of B&N that expire unused (including tax attributes that expire during a tax period subsequent to the tax period during which the GameStop tax attribute carried back was generated) and which would have been used but for GameStop's carryback. The amount of such indemnity shall be limited to the actual tax benefit to which the B&N Group would have been entitled in the absence of the carryback of the deductible or creditable tax attribute of GameStop. GameStop shall have the right to review the collateral tax consequence being indemnified. The amount of the refund due to GameStop from B&N shall be reduced by the amount of the indemnification, if any.


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                  In the event that (i) GameStop or a member of the GameStop
Group has filed a refund claim with a taxing authority for a Consolidated Federal (or State and Local) Tax Period as contemplated by this Section 3.4,
(ii) the refund claim has been allowed, and (iii) the taxing authority has applied the refund to an amount owed by B&N, then B&N shall pay GameStop the amount of the refund, including the amount of interest that would otherwise have been paid by the taxing authority to GameStop or such member of the GameStop Group. The refund payment shall be due to GameStop within ten Business Days after the earlier of (i) the date that B&N receives the refund from the taxing authority, or (ii) the date that B&N receives notice from the applicable taxing authority that it has applied the refund to an amount owed by B&N.

Section 4.        Tax Audits.

                  4.1 General. B&N shall have the sole right to represent the interests of the B&N Group, including all members of the GameStop Group, in any Proceeding in connection with any Tax liability for a Consolidated Federal (or State and Local) Tax Period for which a member of the B&N Group may be liable. B&N's rights shall extend to any matter pertaining to the management and control of a Proceeding, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Notwithstanding the foregoing, if such Proceeding relates to Taxes as to which the GameStop Group is solely liable for the payment of such Taxes under this Agreement or otherwise and would not result in any additional Tax liability or detriment to the B&N Group, GameStop shall have the right to represent the interests of GameStop, including all members of the GameStop Group, in such Proceeding so long as (x) GameStop shall have agreed in writing to pay all costs and expenses that it shall incur in connection with contesting such proposed adjustment, including all attorneys', accountants' and investigatory fees and disbursements, and (y) GameStop shall have acknowledged in writing its obligation to pay the Taxes and/or indemnify the B&N Group against all costs and expenses with respect to such Proceeding; provided, however, if such Proceeding would result in the extension of the statute of limitations with respect to any Tax Return for which any member of the B&N Group may be liable, B&N may, in its sole discretion, on at least 10 Business Days notice to GameStop, require GameStop to pay the Tax proposed and sue for a refund or to take any other action B&N may reasonably request to prevent such an extension.

                  4.2 Notice of Proceeding. B&N will notify GameStop in writing of any pending or threatened Proceeding in connection with any Income Tax liability for which any member of the GameStop Group may be liable, promptly upon receipt of notice of such Proceeding by any member of the B&N Group. GameStop will notify B&N in writing of any pending or threatened Proceeding in connection with any Income Tax liability for which any member of the B&N Group may be liable, promptly upon receipt of notice of such Proceeding by any member of the GameStop Group. Notification must include a complete copy of any written communication, and a complete written summary of any oral communication. The failure of B&N or GameStop to timely forward such notification shall not relieve the other party of its obligation to pay such Income Tax, except to the extent that the failure to timely forward notification prejudices the ability of the other party to contest the Income Tax liability.


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Section 5.        Cooperation; Record Retention; Access; Confidentiality

                  5.1 Cooperation. B&N (and each member of the B&N Group) and GameStop (and each member of the GameStop Group) will provide each other with the cooperation and information reasonably requested by the other party in connection with tax planning, the preparation or filing of any Tax Return (or claim for refund), the determination and payment of estimated Tax, or the conduct of any Proceeding; provided, however, that neither party is required to disclose privileged and confidential information. Such cooperation and information includes: (i) promptly forwarding copies of appropriate notices and other communications (including information document requests, revenue agent's reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any taxing authority; (ii) providing copies of all relevant Tax Returns (including work papers and schedules); and documents relating to rulings or other determinations by taxing authorities; (iii) providing copies of records concerning the ownership and tax basis of property;
(iv) providing other relevant information which either party may possess, including explanations of documents and information provided under this Agreement, as well as access to appropriate personnel; (v) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return (or claim for refund) or in connection with any Proceeding, including waivers, consents or powers of attorney; and (vi) the use of the parties' reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing.

                  5.2 Record Retention; Access. The B&N Group and the GameStop Group shall each: (a) until the expiration of the relevant statute of limitations (including any extensions of which it has actual notice), retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of the B&N Group or the GameStop Group or for the audit of such Tax Returns; and (b) give to the other party reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (causing their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement. Prior to destroying any records, documents, data or other information in accordance with this Article, the party wishing to destroy such items will give the other party a reasonable opportunity to obtain such items (at such other party's expense).

                  5.3 Information Confidential. B&N (and each member of the B&N Group) and GameStop (and each member of the GameStop Group) shall hold and cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information concerning the other party furnished to it by the other party or its representatives pursuant to this Agreement or at any time prior to the IPO (except to the extent that such information is (i) in the public domain through no fault of the party to which it was furnished, or (ii) lawfully acquired from other sources by such party), and shall not release or disclose such


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information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Section 5.3. Any disclosure of information by either party to accountants for review purposes pursuant to sections of the Agreement providing for review rights shall not constitute a breach of confidentiality under this Agreement.

Section 6.        Dispute Resolution

                  6.1 Dispute Resolution. In the event that B&N, on the one hand, and GameStop, on the other hand, disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within 30 Business Days following the commencement of the dispute, B&N and GameStop shall refer the matter to an accounting firm or law firm acceptable to each of the parties (the "Independent Firm") to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Firm, B&N and GameStop shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by B&N and GameStop.

Section 7.        Miscellaneous Provisions

                  7.1 Effective Date. This Agreement shall become effective upon the consummation of the initial public offering of shares of the Class A Common Stock, $.001 par value per share, of GameStop.

                  7.2 Termination. Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall not terminate any earlier than 60 days after the expiration of the applicable statute of limitation for such liability. All other representations, warranties and covenants under this Agreement shall survive indefinitely.

                  7.3 Notices. All notices required or permitted to be given hereunder shall be given in writing and shall be delivered by hand, by nationally recognized overnight courier, or by certified or registered first class United States mail, return receipt requested, postage prepaid, addressed as follows:

                           If to B&N, to:

                           Barnes & Noble, Inc.
                           122 Fifth Avenue
                           New York, New York  10011
                           Attn: Chief Financial Officer


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                           If to GameStop to:

                           GameStop Corp.
                           2250 William D. Tate Avenue
                           Grapevine, Texas  76051
                           Attn: Chief Financial Officer

                  Any party may change its address for notices in the manner set forth in this Section 7.

A Notice which is delivered personally or by overnight mail is deemed given as of the date delivered. A Notice sent by certified mail is deemed given on the third Business Day following the date of mailing. A Notice by facsimile is given on the date it is transmitted, provided that acknowledgment of receipt is received by sender.

                  7.4 Assignment; Binding Effect. No party to this Agreement may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

                  7.5 Further Assurances. Each party shall cooperate, take such further action and execute such further documents as may be reasonably requested by the other parties in order to carry out the terms of this Agreement and the transactions contemplated hereby.

                  7.6 Independent Contractors. The parties to this Agreement are independent contractors, and nothing in this Agreement is intended to make any party hereto an agent or partner of, or joint venturer with, any other party. Neither party shall have any authority whatsoever, whether express or implied, to bind any other party.

                  7.7 Entire Agreement; Amendments; Waivers. This Agreement constitutes the entire Agreement of the parties hereto with respect to the subject matter hereof and shall not be modified, amended or terminated, nor shall any provisions hereof be waived, except by a writing signed by the parties hereto.

                  7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed in the State of New York.

                  7.9 Headings. The Section headings used in this Agreement are for the convenience of the parties only, are not substantive, and shall not be used to interpret or construe any of the provisions of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, unless otherwise specifically provided, they shall be deemed to be followed by the words "without limitation." This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing the document to be drafted.

                  7.10 Invalidity. If any provision of this Agreement is held to be unenforceable by a court of competent jurisdiction, then such provision shall be deemed modified so that such provision is enforceable to the maximum extent possible, and any such invalidity shall not affect any of the other provisions of this Agreement.

                  7.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Tax Disaffiliation Agreement as of the day and year first above written.

                                              BARNES & NOBLE, INC.




                                              By: /s/ Maureen O'Connell
                                                 _______________________________
                                              Name: Maureen O'Connell
                                              Title: Chief Financial Officer


                                              GAMESTOP CORP.



                                              By: /s/ David Carlson
                                                 _______________________________
                                              Name: David Carlson
                                              Title: Chief Financial Officer